Exhibit 10.36

Directors Form

(One Year Cliff Vesting)

[MEAD JOHNSON LETTERHEAD]

MEAD JOHNSON NUTRITION COMPANY

RESTRICTED STOCK UNITS AGREEMENT

UNDER THE MEAD JOHNSON NUTRITION COMPANY

2009 STOCK AWARD AND INCENTIVE PLAN

MEAD JOHNSON NUTRITION COMPANY, a Delaware corporation (the “Company”), has granted to you the Restricted Stock Units (“RSUs”) specified in the summary of your grant that is found on the Smith Barney website (the “Grant Summary”). The Grant Summary is incorporated into this Restricted Stock Units Agreement (the “Agreement”) and deemed to be a part hereof. The RSUs have been granted to you under Section 6(e) of the Mead Johnson Nutrition Company 2009 Stock Award and Incentive Plan (the “Plan”), on the terms and conditions specified in the Grant Summary and this Agreement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Plan.

1.	RESTRICTED STOCK UNITS AWARD

The Compensation Committee of the Board of Directors of Mead Johnson Nutrition Company (the “Committee”) has granted to you on the Award Date specified in the Grant Summary an Award of RSUs, as designated herein, subject to the terms, conditions, and restrictions set forth in this Agreement and the Plan. Each RSU shall represent the conditional right to receive, upon settlement of the RSU, one share of Mead Johnson Nutrition Company common stock (“Common Stock”). RSUs include the right to receive Dividend Equivalents as specified in Section 3. The purpose of such Award is to motivate and retain you as an independent director of the Company, to encourage you to continue to give your best efforts for the Company’s future success, and to increase your proprietary interest in the Company. Except as may be required by law, you are not required to make any payment or provide any consideration other than the rendering of future services to the Company.

2.	VESTING, FORFEITURES, AND SETTLEMENT

Vesting of the RSUs is conditioned upon you remaining in continuous service on the Board of Directors of the Company following the Award Date until the vesting date, subject to the provisions of this Section 2. Assuming satisfaction of such service conditions, 100% of the RSUs shall vest on the first anniversary of the Award Date (the “Vesting Period”), if you remain on the Company’s Board of Directors, subject to the provisions of this Section 2.

(a) Nontransferability. During the Vesting Period and any further period prior to settlement of your RSUs, you may not sell, transfer, pledge or assign any of the RSUs or your rights relating thereto.

(b) Time of Settlement. RSUs shall be settled promptly upon expiration of the Vesting Period without forfeiture of the RSUs (i.e., upon vesting) by delivery of one share of Common Stock for each RSU being settled. Settlement of RSUs which directly or indirectly result from non-cash Dividend Equivalents on RSUs or adjustments to RSUs shall occur at the time of settlement of the granted RSU. Until shares are delivered to you in settlement of RSUs, you shall have none of the rights of a stockholder of the Company with respect to the shares issuable in settlement of the RSUs, including the right to vote the shares or receive actual dividends or other distributions on the underlying shares of Common Stock. (You are entitled to Dividend Equivalents, however.) Shares of stock issuable in settlement of RSUs shall be delivered to you upon settlement in certificated form or in such other manner as the Company may reasonably determine.

(c) Death. In the event of your death prior to the delivery of shares in settlement of your vested RSUs, shares in settlement of your RSUs shall be delivered to your estate upon presentation to the Committee of letters testamentary or other documentation satisfactory to the Committee, and your estate shall succeed to any other rights provided hereunder in the event of your death.

(d) Other Terms.

(i)	You may, at any time prior to the expiration of the Vesting Period, waive all rights with respect to all or some of the RSUs by delivering to the Company a written notice of such waiver.

(ii)	Upon any termination of your service on the Board, you shall forfeit any RSUs as to which the Vesting Period has not expired at or before such termination. Other provisions of this Agreement notwithstanding, in no event will an RSU that has been forfeited thereafter vest or be settled.

3.	DIVIDEND EQUIVALENTS AND ADJUSTMENTS

(a) Dividend Equivalents shall be paid or credited on RSUs (other than RSUs that, at the relevant record date, previously have been settled or forfeited) as follows, except that the Committee may specify an alternative treatment from that specified in (i), (ii), or (iii) below for any dividend or distribution:

(i)	Cash Dividends. If the Company declares and pays a dividend or distribution on Common Stock in the form of cash, then a cash amount shall be paid to you as of the payment date for such dividend or distribution equal to the number of RSUs credited to you as of the record date for such dividend or distribution multiplied by the amount of cash actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date.

(ii)

Non-Share Dividends. If the Company declares and pays a dividend or distribution on Common Stock in the form of property other than shares, then a number of additional RSUs shall be credited to you as of the payment date for such dividend or distribution equal to the number of RSUs credited to you as of the record date for such dividend or distribution multiplied by the Fair Market Value of such property actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date, divided by the Fair Market Value of a share at such payment date.

(iii)	Common Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on Common Stock in the form of additional shares, or there occurs a forward split of Common Stock, then a number of additional RSUs shall be credited to you as of the payment date for such dividend or distribution or forward split equal to the number of RSUs credited to you as of the record date for such dividend or distribution or split multiplied by the number of additional shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Common Stock.

(b) The number of your RSUs and other related terms shall be appropriately adjusted, in order to prevent dilution or enlargement of your rights with respect to RSUs, to reflect any changes in the outstanding shares of Common Stock resulting from any event referred to in Section 11(c) of the Plan or any other “equity restructuring” as defined in FAS 123R, taking into account any RSUs credited to you in connection with such event under Section 3(a).

4.	RIGHT TO CONTINUED SERVICE

Nothing in the Plan or this Agreement shall confer on you any right to continue in service on the Board of Directors.

5.	ADMINISTRATION; UNFUNDED OBLIGATIONS

The Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Agreement, and all such Committee determinations shall be final, conclusive, and binding upon the Company, you, and all interested parties. Any provision for distribution in settlement of your RSUs and other obligations hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in you or any beneficiary any right to, or claim against, any specific assets of the Company, nor result in the creation of any trust or escrow account for you or any beneficiary. You and any of your beneficiaries entitled to any settlement or distribution hereunder shall be a general creditor of the Company.

6.	AMENDMENT

This Agreement shall be subject to the terms of the Plan, as amended from time to time, except that the Award which is the subject of this Agreement may not be materially adversely affected by any amendment or termination of the Plan approved after the Award Date without your written consent.

7.	SEVERABILITY AND VALIDITY

The various provisions of this Agreement are severable, and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

8.	GOVERNING LAW

This Agreement shall be governed by the substantive laws (but not the choice of law rules) of the State of Delaware.

9.	SUCCESSORS

This Agreement shall be binding upon and inure to the benefit of the successors, assigns, and heirs of the respective parties.

10.	DATA PRIVACY

By entering into this agreement, you (i) authorize the Company, and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any Affiliate or Subsidiary such information and data as the Company or any such Affiliate or Subsidiary shall request in order to facilitate the grant of RSUs and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize the Company to store and transmit such information in electronic form.

11.	ENTIRE AGREEMENT AND NO ORAL MODIFICATION OR WAIVER

This Agreement contains the entire understanding of the parties. This Agreement shall not be modified or amended except in writing duly signed by the parties, except that the Company may adopt a modification or amendment to the Agreement that is not materially adverse to you in writing signed only by the Company. Any waiver of any right or failure to perform under this Agreement shall be in writing signed by the party granting the waiver and shall not be deemed a waiver of any subsequent failure to perform.

Mead Johnson Nutrition Company

By:
[ ]

I have read this Agreement in its entirety. I understand that this Award has been granted to provide a means for me to acquire and/or expand an ownership position in Mead Johnson Nutrition Company, and it is expected that I will retain the stock I receive upon the vesting of this Award consistent with the Company’s Share Retention Policy. I acknowledge and agree that sales of shares will be subject to the Company’s policy regulating trading by directors. In accepting this Award, I hereby agree that Smith Barney, or such other vendor as the Company may choose to administer the Plan, may provide the Company with any and all account information necessary to monitor my compliance with the Company’s Share Retention Policy and other applicable policies.

I hereby agree to all the terms, restrictions and conditions set forth in the Agreement.